EXHIBIT 1

                                                                  EXHIBIT 1



                           OFFER TO PURCHASE FOR CASH
                             ALL OUTSTANDING SHARES
                                       OF
                                U.S. INTEC, INC.
                                       AT
                              $9.05 NET PER SHARE
                                       BY
                            USI ACQUISITION COMPANY,
                          A WHOLLY OWNED SUBSIDIARY OF
                               G-I HOLDINGS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON THURSDAY, OCTOBER 19, 1995, UNLESS THE OFFER IS
                                   EXTENDED.

    THE BOARD OF DIRECTORS OF U.S. INTEC, INC. (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER), AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    PARENT AND PURCHASER HAVE ENTERED INTO AN AGREEMENT WITH CERTAIN SELLING SHAREHOLDERS DATED SEPTEMBER 14, 1995, PURSUANT TO WHICH SUCH SHAREHOLDERS HAVE AGREED TO TENDER IN THE OFFER, AND PURCHASER HAS OBTAINED THE RIGHT TO ACQUIRE AT THE OFFER PRICE UPON THE SATISFACTION OF CERTAIN CONDITIONS, APPROXIMATELY 60% OF THE COMPANY'S OUTSTANDING COMMON SHARES. SEE SECTION 11.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE VALIDLY BEING TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE COMPANY'S OUTSTANDING COMMON SHARES (CALCULATED ON A FULLY DILUTED BASIS). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTIONS 14 AND 15.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his or its Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request his or its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or it. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or it desires to tender such Shares.

    Any shareholder who desires to tender his or its Shares and whose Share certificates are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

SEPTEMBER 21, 1995

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
                                                                                            1
INTRODUCTION..........................................................................

  1.  Terms of the Offer..............................................................      2

  2.  Acceptance for Payment and Payment..............................................      4

  3.  Procedures for Accepting the Offer and Tendering Shares.........................      6

  4.  Withdrawal Rights...............................................................      8

  5.  Certain Tax Consequences........................................................      9

  6.  Price Range of the Shares; Dividends............................................     10

  7.  Effect of the Offer on the Market for the Shares; Stock Exchange Listing;
        Exchange Act Registration; Margin Regulations.................................     10

  8.  Certain Information Concerning the Company......................................     11

  9.  Certain Information Concerning Purchaser, Parent and GAF Corporation............     13

 10.  Background of the Offer; Past Contacts, Transactions and Negotiations with the
      Company.........................................................................     16

 11.  Purpose of the Offer and the Merger and Plans for the Company; the Merger
      Agreement, the Shareholders Agreement and the Employment Agreement..............     17

 12.  Source and Amount of Funds......................................................     26

 13.  Dividends and Distributions.....................................................     26

 14.  Certain Conditions to the Offer.................................................     26

 15.  Certain Legal Matters...........................................................     28

 16.  Fees and Expenses...............................................................     30

 17.  Miscellaneous...................................................................     30


Schedule I-- DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND GAF
            CORPORATION...............................................................    I-1

                                      (i)

TO ALL HOLDERS OF COMMON SHARES
OF U.S. INTEC, INC.:

                                  INTRODUCTION

    USI Acquisition Company, a Texas corporation ("Purchaser") and a wholly owned subsidiary of G-I Holdings Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, $.02 par value (the "Shares"), of U.S. Intec, Inc., a Texas corporation (the "Company"), at $9.05 per Share, net to the seller in cash, without any interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Parent and Purchaser sometimes collectively hereafter are referred to as the "Acquirors." Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Parent will pay all fees and expenses of The Bank of New York, as depositary (the "Depositary"), and Kissel-Blake Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated September 15, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that (as soon as practicable after consummation of the Offer and, if required, the approval and adoption of the Merger Agreement by the shareholders of the Company), upon the terms and subject to the conditions therein specified, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (in this context, the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares owned by the Company or any of its subsidiaries, or by Parent, Purchaser or any other subsidiary of Parent, and Shares owned by shareholders who properly have exercised their appraisal rights under Texas law) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Offer Price in cash, without any interest thereon and less applicable withholding taxes (the "Merger Consideration").

    THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER), AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

    FIRST SOUTHWEST COMPANY, THE COMPANY'S FINANCIAL ADVISOR ("FSC"), THE HOLDER OF APPROXIMATELY 8% OF THE OUTSTANDING SHARES AND ONE OF THE SELLING SHAREHOLDERS (DEFINED BELOW), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION, DATED SEPTEMBER 14, 1995, THAT THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF THE SHARES IN THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF FSC'S OPINION IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO SHAREHOLDERS CONCURRENTLY HEREWITH.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES, CALCULATED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 14 AND 15.

    The Company has informed Purchaser that, as of August 31, 1995, 3,040,911 Shares were outstanding and 158,250 Shares were reserved for issuance upon the exercise of outstanding share options granted by the Company. As a result, Purchaser believes that the Minimum Condition would be satisfied if at least 2,027,274 Shares validly are tendered and not properly withdrawn prior to the Expiration Date.

    Parent and Purchaser have entered into an agreement dated September 14, 1995 (the "Shareholders Agreement") with certain selling shareholders, including FSC and certain directors and executive officers of the Company (collectively, "the Selling Shareholders") owning, in the aggregate, 1,835,811 (or approximately 60%) of the outstanding Shares. Pursuant to the Shareholders Agreement, the Selling Shareholders severally have (i) agreed validly to tender pursuant to the Offer (and not to withdraw) all Shares owned of record or beneficially by them and (ii) granted to Parent and Purchaser an option to purchase all of their Shares at the Offer Price if (x) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), required for such purchase of Shares shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order of any court or public or governmental authority prohibiting such purchase of Shares. Subject to certain conditions specified in the Shareholders Agreement, the right referred to in clause (ii) of the preceding sentence is exercisable in whole (but not in part) until the later of (x) the 180th day next following September 14, 1995 or (y) the first to occur of consummation of the Merger or termination of the Merger Agreement in accordance with its terms (such date hereafter being referred to as the "Termination Date"). The Selling Shareholders further have agreed that until the Termination Date, at any meeting of the Company's shareholders, however called, such shareholders will vote or cause to be voted all Shares held of record or beneficially owned by them in favor of the Merger and against certain business combination and other extraordinary corporate transactions involving the Company and its subsidiaries which are intended or reasonably could be expected to impede, interfere with, delay or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Shareholders Agreement. See Section 11.

    Consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, approval of the Merger by the requisite vote or consent of the Company's shareholders. Under the Texas Business Corporation Act, as amended (the "TBCA"), the shareholder vote necessary to approve the Merger is the affirmative vote of at least two-thirds of the outstanding Shares. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 5.16 of the TBCA, without action by any other shareholder. In such event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 11.

    The Merger Agreement and the Shareholders Agreement are more fully described in Section 11. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 below.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN VERY IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO PARTICIPATION IN THE OFFER (AND THE TENDER OF SHARES PURSUANT THERETO).

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all of the outstanding Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, October 19, 1995, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (but shall not be obligated), to extend the period during which the Offer remains open for any reason, including the failure to satisfy any of the conditions specified in
Section 14, by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the HSR Act. The Offer also is subject to certain other conditions set forth in Section 14 below. Subject to the terms of the Merger Agreement (described in Section 11 below), Purchaser expressly reserves the right (but shall not be obligated) to waive any or all of the conditions of the Offer. Subject to applicable laws (including applicable regulations of the Commission promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and to the terms of the Merger Agreement, if by the Expiration Date any or all of the conditions to the Offer are not satisfied or waived, Purchaser reserves the right (but shall not be obligated) to (i) extend the period during which the Offer remains open and, subject to the rights of tendering shareholders to withdraw their Shares (described below in Section 4), retain all tendered Shares until the Expiration Date, (ii) waive or reduce the Minimum Condition or waive any or all of the conditions to the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment or purchase all validly tendered Shares and not extend the Offer, (iii) terminate the Offer and not accept for payment any Shares and return promptly all tendered Shares to tendering shareholders, or (iv) delay acceptance for payment of or (irrespective of whether Shares theretofore were accepted for payment) delay payment for any Shares pending receipt of any regulatory or governmental approvals referred to in Section 15, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or (except as provided in clause (iv) of the preceding sentence) payment for, any Shares upon the failure to satisfy any of the conditions specified in Section 14, without appropriately extending the period of time during which the Offer remains open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the business day next following the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, and subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes promptly be disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    Pursuant to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (and Parent has agreed not to cause Purchaser to) (i) decrease the Offer Price or modify the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer; (ii) change the conditions to the Offer; (iii) impose additional conditions to the Offer; (iv) extend the Expiration Date, except as required by law and except that Purchaser may extend the Expiration Date for not more than (x) 180 calendar days from the date the Offer initially is commenced to comply with the requirements of the HSR Act (as described in Sections 14 and 15 in this Offer to Purchase) and (y) 90 calendar days from the date the Offer initially is commenced to satisfy any condition to the Offer set forth in Section 14 below other than as set forth in clause (x) above; or (v) amend any term of the Offer in any manner materially adverse to holders of Shares; provided that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment and pay for in accordance with the terms of the Offer, all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    If Purchaser effects a material change in the terms of or information respecting the Offer, or if it waives a material condition to consummation of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. According to judicial interpretations of applicable Exchange Act rules, the minimum period during which an offer must remain open following material changes to the terms thereof (other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee) will depend upon the facts and circumstances, including the overall materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum 10-business day period from the date of such change generally is required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Purchaser increases (other than increases of not more than 2% of the outstanding Shares) or (with the Company's consent) decreases the number of Shares being sought, or increases or (with the Company's consent) decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day next succeeding the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until such date that is not less than the expiration of such 10-business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    If the Offer is not consummated, Purchaser (in addition to its right to acquire at the Offer Price the Selling Shareholders' Shares in the manner contemplated by the Shareholders Agreement described in Section 11 below) may seek to acquire Shares through open market purchases, privately negotiated transactions, a merger or similar business combination, or otherwise, in each case upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and which may be paid for in cash, property or a combination thereof.

    The Company has provided Purchaser with its shareholder list and security position and clearing agency participant listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all outstanding Shares validly tendered and not properly withdrawn (as provided in Section 4) prior to the Expiration Date, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14, including, without limitation, the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of or to comply in whole or in part with any regulatory or governmental approvals, regulations or conditions referred to in Section 15.

    On September 20, 1995, Parent and the Company filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") their respective Premerger Notification and Report Forms under the HSR Act with respect to the Offer. The waiting period under the HSR Act applicable to the Offer will expire at 11:59 P.M., New York City time, on October 5, 1995, unless extended by a request for additional information.

    In all cases, payment for Shares purchased in the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions to the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, who will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered in the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary nevertheless may, on behalf of Purchaser, retain all tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and otherwise as required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares ("Share Certificates") are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or Affiliates (as such term is defined in Rule 12b-2 under the Exchange Act), the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

    Except as set forth below, for Shares validly to be tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with all required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS EFFECTED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY.

BOOK-ENTRY TRANSFER

    The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility system may effect book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account maintained at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and all other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES SHALL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

    Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If Share Certificates are registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or Share Certificates are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

GUARANTEED DELIVERY

    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary, within five American Stock Exchange, Inc. ("AMEX") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and all other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon the time(s) at which Share Certificates or Book-Entry Confirmations of such Shares are deposited into the Depositary's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

    Under United States federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to shareholders pursuant to the Offer. To prevent backup federal income tax withholding on payments made to shareholders with respect to the purchase price of Shares purchased in the Offer, each such shareholder must provide the Depositary with his or its correct taxpayer identification number and certify that he or it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, a tendering shareholder irrevocably shall appoint designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment and paid for by Purchaser (and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when and if Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all powers of attorney and proxies theretofore provided by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney or proxies may be provided by such shareholder (and, if provided, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting and other beneficial ownership rights with respect to such Shares and other securities, including voting at any meeting of shareholders, however called.

DETERMINATION OF VALIDITY

    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which, in the judgment of Purchaser's counsel, may be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any of the conditions of or to amend the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed validly to have been made until all defects and irregularities with respect to such tender have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to provide any holder of Shares with notification of any defects or irregularities in tenders or incur any liability for failure to provide any such notification.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of all the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Purchaser that (a) such shareholder has a "net long" position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a "net long" position equal to or greater than the amount of
(x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered (and such person will acquire such Shares for tender by conversion, exchange or exercise) and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, also may be withdrawn at any time after November 19, 1995.

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares validly tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary nevertheless may, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be effected by an extension of the Offer to the full extent required by law.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates theretofore have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective only if delivered to the Depositary by method of delivery described in the first two sentences of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures for the valid tender of Shares described in Section 3.

    5. CERTAIN TAX CONSEQUENCES. Sales of Shares pursuant to the Offer will be taxable transactions for federal income tax purposes and also may be taxable transactions under applicable state, local and other tax laws. If all of the Shares actually and constructively owned by a shareholder are sold for cash pursuant to the Offer (or otherwise), such shareholder generally would recognize gain or loss equal to the difference between the amount of cash received and his or its tax basis for the Shares. Such gain or loss will be a capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long-term if, as of the date of sale, the Shares were held for more than one year, or will be short-term if, as of such date, the Shares were held for one year or less.

    The foregoing discussion may not be applicable to certain shareholders, including shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations or entities that otherwise are subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR IT OF THE OFFER AND THE MERGER, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company 1994 10-K"), the Shares are listed on the AMEX and are publicly traded under the symbol "USI." The following table sets forth, for the periods indicated, the reported high and low closing sale prices for the Shares on the AMEX, all as reported in published financial sources:

                         YEAR ENDED
                      DECEMBER 31, 1993                           HIGH    LOW
-------------------------------------------------------------     ----    ---
First Quarter................................................    $6 3/8  $3 3/4
Second Quarter...............................................     5 3/8   4 5/8
Third Quarter................................................     7 7/8   4 1/2
Fourth Quarter...............................................     7       6 1/8

                         YEAR ENDED
                      DECEMBER 31, 1994                           HIGH    LOW
-------------------------------------------------------------     ----    ---
First Quarter................................................    $9 1/4  $6 1/8
Second Quarter...............................................     6 3/4   5 1/2
Third Quarter................................................     6 1/8   4 7/8
Fourth Quarter...............................................     7 5/8   5 1/4

                         YEAR ENDING
                      DECEMBER 31, 1995                           HIGH    LOW
-------------------------------------------------------------     ----    ---
First Quarter................................................    $7 3/4  $6 1/8
Second Quarter...............................................    81 3/16  6 5/8
Third Quarter (through September 20, 1995)...................     8 7/8   6 7/8


    On September 14, 1995, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share on the AMEX was $7 7/8.

    On September 20, 1995, the last trading day prior to the commencement of the Offer, the reported closing sale price per Share on the AMEX was $8 7/8. Shareholders are urged to obtain a current market quotation for the Shares.

    The Company has informed Purchaser that as of August 31, 1995, 3,040,911 Shares were outstanding and held of record by approximately 113 shareholders.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and could affect adversely the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that otherwise might trade publicly would have an adverse or beneficial effect in the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

STOCK EXCHANGE LISTING

    According to the published guidelines of the AMEX, the AMEX would consider delisting the Shares if, among other things, (i) the number of Shares publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000, (ii) the total number of "round lot" shareholders of record (i.e., holders of record of at least 100 Shares) is less than 300, or (iii) the aggregate market value of Shares publicly held is less than $1,000,000.

    If the Shares no longer were listed or traded on the AMEX, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the National Association of Securities Dealers, Inc. Automated Quotation System or other sources. Such trading and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in and for the Shares by securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

EXCHANGE ACT REGISTRATION

    The Shares currently are registered under Section 12(b) of the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon certification (on Form 15) by the Company to the Commission if, among other things, the Shares are not then listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Company. Moreover, if the Shares no longer were registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer would be applicable to the Company. Furthermore, the ability of affiliates of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to the resale provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), would be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company no longer is required to maintain registration of the Shares under the Exchange Act, Purchaser intends to cause the Company to seek termination of such registration. If registration of the Shares is not terminated prior to consummation of the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act promptly will be terminated following the consummation of the Merger.

MARGIN REGULATIONS

    The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral loan value of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares following the purchase of Shares pursuant to the Offer, the Shares no longer may constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, no longer could be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated as described above, the Shares no longer would constitute "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company 1994 10-K, the Company manufactures and sells roofing materials used primarily in commercial re-roofing projects. These materials also are used in new construction projects. The Company was organized in 1980 and imported roofing materials from Europe until it opened its first manufacturing facility in Port Arthur, Texas in April 1982. The Company subsequently has built or acquired manufacturing facilities in North

Branch, New Jersey; Stockton, California; Corvallis, Oregon; Monroe, Georgia; and Houston, Texas. The Company is a Texas corporation with its principal executive offices located at 1212 Brai Drive, Port Arthur, Texas 77643, where its telephone number is: (409) 724-7024.

    The Company's operating and marketing philosophy emphasizes a quality product with available warranty, application training and support services for wholesale distributors and roofing contractors. As of December 31, 1994, the Company sold domestically to approximately 650 independent distributors, for resale to an estimated 5,500 roofing contractors who install the Company's roofing products for their customers. Sales to the Company's largest customer, ABC Supply Co., Inc., accounted for approximately 15.5% of its total 1994 sales.

    The Company is a producer of modified bitumen roofing products and also engages in the manufacture and sale of roll products utilized in the built-up roofing ("BUR") business. The Company's BUR roofing activities are conducted through its Intec/Permaglas Division which utilizes the same sales and distribution network used to market the Company's other products.

    The Company holds a 40% interest in Thermo Manufacturing Company, L.P. (the "Partnership"). The Company and the Partnership each purchase products manufactured by the other. During the first quarter of 1994, the Partnership purchased certain assets to manufacture roof-coating products. To date, incremental sales by the Partnership have not been significant.

    In 1993, the Company purchased a manufacturing facility and related assets in Houston, Texas, where the Company has installed a residential shingle manufacturing line. The Company entered into the residential roofing segment of the roofing product market by beginning shingle production at this location during the first quarter of 1995.

    According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995 (the "June 30 10-Q"), due to the cash requirements of the Company's Houston, Texas facility and to losses associated with discontinued operations, the Company expected to require borrowings in excess of its projected borrowing base and not to meet its tangible net worth loan covenants. As a result, the Company planned to restructure its revolving credit facility during the third or fourth quarter of 1995. The June 30 10-Q further discloses that the Company had total assets and shareholders' equity of $88,811,918 and $19,763,271, respectively.

    SET FORTH BELOW IS CERTAIN SUMMARY CONSOLIDATED FINANCIAL INFORMATION WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES WHICH HAS BEEN EXCERPTED OR DERIVED FROM THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE COMPANY 1994 10-K AND THE JUNE 30 10-Q PROVIDED TO PARENT AND PURCHASER BY THE COMPANY. MORE COMPREHENSIVE FINANCIAL INFORMATION IS INCLUDED IN SUCH EXCHANGE ACT REPORTS (INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS) AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION. THE FOLLOWING FINANCIAL INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE COMPANY 1994 10-K AND THE JUNE 30 10-Q AND ALL OTHER SUCH REPORTS AND DOCUMENTS FILED WITH THE COMMISSION, AND TO ALL OF THE FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED THEREIN. THE COMPANY 1994 10-K AND THE JUNE 30 10-Q AND CERTAIN OTHER EXCHANGE ACT REPORTS RELATING TO THE COMPANY AND ITS SUBSIDIARIES MAY BE EXAMINED AND COPIES THEREOF MAY BE OBTAINED AT THE OFFICES OF THE COMMISSION IN THE MANNER SET FORTH IN THE PARAGRAPH NEXT FOLLOWING THE FINANCIAL TABLES WITH RESPECT TO THE COMPANY APPEARING BELOW.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

                                                    SIX MONTHS
                                                  ENDED JUNE 30,
                                                   (UNAUDITED)          YEAR ENDED DECEMBER 31,
                                                  --------------    -------------------------------
                                                       1995          1994        1993        1992
                                                  --------------    -------     -------     -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Sales........................................      $ 55,568       $95,622     $83,311     $73,856
  Earnings (loss) before income taxes and
    cumulative effect of accounting change.....        (5,249)        1,679       3,605         473
  Net earnings (loss)..........................        (3,097)          991       2,203         779
  Net earnings (loss) per share................         (1.02)          .33         .74         .09

                                                   AT JUNE 30,              AT
                                                   (UNAUDITED)         DECEMBER 31,
                                                  --------------    -------------------
                                                       1995          1994        1993
                                                  --------------    -------     -------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA
  Current assets...............................      $ 42,320       $29,250     $25,814
  Total assets.................................        88,812        77,973      56,324
  Current liabilities..........................        26,643        20,688      12,779
  Long-term debt...............................        35,913        28,182      15,820
  Total shareholders' equity...................        19,763        22,790      21,648

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration and the share options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and certain other matters, is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60621; and copies thereof may be obtained by mail at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Exchange Act reports, proxy statements and other information concerning the Company also are available for inspection at the AMEX, 86 Trinity Place, New York, New York 10006-1881.

    EXCEPT AS OTHERWISE STATED IN THIS OFFER TO PURCHASE, THE INFORMATION CONCERNING THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES CONTAINED HEREIN HAS BEEN EXCERPTED FROM OR BASED UPON PUBLICLY AVAILABLE DOCUMENTS ON FILE WITH THE COMMISSION AND OTHER PUBLICLY AVAILABLE INFORMATION. ALTHOUGH THE ACQUIRORS DO NOT HAVE ANY KNOWLEDGE THAT ANY SUCH INFORMATION IS UNTRUE, NEITHER PURCHASER NOR PARENT TAKES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS THAT MAY HAVE OCCURRED AND WHICH MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION.

    9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND GAF CORPORATION.

    Purchaser, a Texas corporation, was organized in September 1995 to acquire all of the outstanding Shares pursuant to the Merger Agreement and has not conducted any unrelated activities since its date of organization. The Purchaser's principal executive offices are located at 1361 Alps Road, Wayne, New Jersey 07470, where its telephone number is: (201) 628-3000.

    Parent was incorporated under the laws of Delaware in 1988 and is a direct wholly owned subsidiary of GAF Corporation ("GAF"). Parent owns all of the outstanding capital stock of G Industries Corp. ("G Industries") which, in turn, owns, directly or indirectly, all of the outstanding capital stock of each of Building Materials Corporation of America ("BMCA"), GAF Broadcasting Company, Inc. ("GAF Broadcasting") and GAF Chemicals Corporation ("GCC"). GCC owns approximately 82% of the outstanding capital stock of International Specialty Products Inc. ("ISP"), and the remaining approximately 18% of ISP's capital stock is publicly held and traded on the New York Stock Exchange, Inc. Parent's principal executive offices are located at 818 Washington Street, Wilmington, Delaware 19801, where its telephone number is: (302) 429-8525. Samuel J. Heyman, Chairman of the Board of Directors and Chief Executive Officer of each of GAF, Parent, GAF Broadcasting and ISP, beneficially owns approximately 93% of the outstanding capital stock of GAF.

    GAF, through Parent and its subsidiaries, principally is engaged in the manufacture and sale of specialty chemicals and building materials. GAF was incorporated under the laws of Delaware in 1987 and its principal executive offices are located at 1361 Alps Road, Wayne, New Jersey 07470, where its telephone number is: (201) 628-3000. GAF acquired its business on March 29, 1989 by means of the merger of a subsidiary of GAF with and into GAF Corporation (incorporated under the laws of Delaware in 1929 (the "Predecessor Company")). The Predecessor Company was liquidated on April 10, 1989, and its assets and liabilities were distributed to certain of Parent's other subsidiaries.

    Parent's principal domestic operations are conducted through the following subsidiaries: (i) ISP which, through its wholly owned subsidiaries, operates six specialty derivative chemicals plants, three mineral granules plants, six filters plants and one advanced materials plant, (ii) BMCA, which operates 11 roofing manufacturing facilities, one roofing accessory plant, one glass fiber manufacturing facility, one glass mat plant and two perlite roofing insulation manufacturing facilities, and (iii) GAF Broadcasting, which operates WAXQ, Q104.3-FM, a commercial radio station broadcasting contemporary rock music in the New York City metropolitan area. Parent's international operations (consisting principally of international sales of domestically produced specialty derivative chemicals) are conducted through ISP's subsidiaries, branches and independent distributors. In addition, a specialty derivative chemicals plant is operated by GAF-Huls Chemie GmbH, a joint venture between ISP and Huls Aktiengesellschaft in Marl, Germany.

    The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent, Purchaser and GAF are set forth in Schedule I to this Offer to Purchase.

    SET FORTH BELOW IS CERTAIN SUMMARY CONSOLIDATED FINANCIAL INFORMATION WITH RESPECT TO PARENT AND ITS CONSOLIDATED SUBSIDIARIES WHICH HAS BEEN EXCERPTED OR DERIVED FROM PARENT'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 INCLUDED IN PARENT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 (THE "PARENT 1994 10-K") AND PARENT'S QUARTERLY REPORT ON FORM 10-Q FOR ITS FISCAL QUARTER ENDED JULY 2, 1995 (THE "PARENT JULY 2 10-Q") FILED WITH THE COMMISSION. MORE COMPREHENSIVE FINANCIAL INFORMATION (INCLUDING IN RESPECT OF EACH OF PARENT'S INDUSTRY SEGMENTS) IS CONTAINED IN SUCH EXCHANGE ACT REPORTS (INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS) AND OTHER DOCUMENTS FILED BY PARENT WITH THE COMMISSION, AND THE FINANCIAL INFORMATION SUMMARY SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO PARENT'S CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN SUCH EXCHANGE ACT REPORTS AND DOCUMENTS FILED WITH THE COMMISSION, AND TO ALL THE FINANCIAL INFORMATION AND RELATED NOTES CONTAINED THEREIN. THE PARENT 1994 10-K AND PARENT JULY 2 10-Q AND CERTAIN OTHER EXCHANGE ACT REPORTS RELATING TO PARENT AND ITS SUBSIDIARIES MAY BE EXAMINED AND COPIES THEREOF MAY BE OBTAINED AT THE OFFICES OF THE COMMISSION IN THE MANNER SET FORTH IN THE PARAGRAPH NEXT FOLLOWING THE FINANCIAL TABLES WITH RESPECT TO PARENT APPEARING BELOW.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF PARENT

                                              SIX MONTHS
                                             ENDED JULY 2,
                                              (UNAUDITED)             YEAR ENDED DECEMBER 31,
                                            ---------------    --------------------------------------
                                                 1995             1994          1993          1992
                                            ---------------    ----------    ----------    ----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Net Sales..............................        $658,556      $1,156,173    $1,068,951    $1,043,344
  Income (loss) before income taxes,
    extraordinary item and cumulative
    effect of accounting change..........          33,321          65,054        34,174      (238,971)
  Net income (loss)......................          14,113          28,010        14,406      (167,859)

                                                                          AT
                                                                     DECEMBER 31,
                                            AT JULY 2, 1995    ------------------------
                                              (UNAUDITED)         1994          1993
                                            ---------------    ----------    ----------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA
  Current assets.........................     $   568,386      $  555,885    $  374,298
  Total assets...........................       2,414,994       2,412,101     2,049,955
  Total current liabilities..............         357,375         327,845       230,388
  Total long-term debt, less current
    maturities...........................       1,438,550       1,422,207     1,265,983
  Total shareholders' equity (deficit)
 .........................................         (20,383)        (15,791)      (42,614)

    Parent is subject to the information and reporting requirements of Section 15(d) of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the directors and officers of Parent (including their remuneration and the share options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent, and certain other matters, is required to be disclosed in annual reports filed with the Commission. Such reports and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and also are available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60621; and copies thereof may be obtained by mail at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

    Except as set forth elsewhere in this Offer to Purchase (including, without limitation, the descriptions of the Merger Agreement and the Shareholders Agreement set forth in Section 11 below and the matters set forth in Schedule I to this Offer to Purchase): (i) other than Messrs. John M. Sergey (an executive officer of Purchaser and a director and Executive Vice President of GAF) and Sunil Kumar (a Vice President, director and the President--Commercial Roofing Products Division of Purchaser) who own 200 Shares and one Share, respectively, of the Company, none of the Acquirors, GAF, Samuel J. Heyman or, to their knowledge, any of the persons listed in Schedule I hereto nor any associate or majority owned subsidiary of GAF, Samuel J. Heyman, Parent or Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Acquirors, GAF, Samuel J. Heyman or, to their knowledge, any of the persons or entities referred to in clause (i) above nor any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the 60 days immediately preceding the date of this Offer to Purchase; (iii) none of the Acquirors, GAF, Samuel J. Heyman nor, to their knowledge, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the provision or withholding of proxies, consents or authorizations; (iv) since January 1, 1992, there have been no transactions which would require reporting in this Offer to Purchase under the rules and regulations of the Commission between either of the Acquirors or, to their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1992, there have been no contracts, negotiations or transactions between any of the Acquirors or, to their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

    10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS WITH THE COMPANY.

    During the past several years, representatives of GAF contacted, on an intermittent basis, Danny J. Adair, the Company's President and Chief Executive Officer, to express interest regarding a possible strategic financial transaction or business combination involving Parent and the Company. No formal discussions and no negotiations ensued as a result of these contacts and, until June 28, 1995, neither Parent, GAF, nor any of their respective affiliates or subsidiaries pursued any such possible transaction.

    On June 28, 1995, James P. Rogers, Senior Vice President and Chief Financial Officer of Parent and GAF, contacted FSC regarding a possible transaction between Parent and the Company. At such time, FSC delivered publicly available information (which included filings by the Company with the Commission) to Mr. Rogers. Representatives of FSC then met with Mr. Rogers on June 29, 1995 to discuss Parent's interest in acquiring the Company.

    On July 7, 1995, representatives of FSC telephoned Mr. Rogers, informing him that Parent needed to propose a range of prices for the Shares if Parent was interested in acquiring the Company. In a subsequent telephone conversation on July 11, 1995, Mr. Rogers informed representatives of FSC that Parent was not prepared to provide a range of prices at that time. Discussions between the parties continued, and on July 28, 1995, Parent delivered a letter to the Company indicating its preliminary interest in acquiring the Company at a price not to exceed $12.00 per Share. On July 28, 1995, the Company entered into a confidentiality agreement with Parent to facilitate Parent's receipt of information with respect to the Company and the conduct of Parent's due diligence investigation.

    On July 30, 1995, a meeting was held among Mr. Adair, representatives of FSC, and representatives of Parent. Preliminary information concerning the Company was provided to Parent, and Parent was encouraged to provide a more specific price range for the Shares if Parent had an interest in acquiring the Company.

    On August 11, 1995, the Company received a letter from Parent indicating its interest in acquiring the Company at a price of between $10.00 and $12.00 per Share. Parent agreed to commence its due diligence review, provided that the Company agreed to negotiate exclusively with Parent until the earliest of (i) the execution of definitive documentation with respect to the acquisition, (ii) the expiration date for the exclusive negotiating period (September 14, 1995, subject to extension to September 29, 1995 if definitive documentation was being negotiated on September 14, 1995), and (iii) the date upon which Parent notified the Company that Parent no longer was interested in pursuing a transaction with the Company on the terms outlined in its proposal.

    On September 12, 1995, Mr. Rogers informed FSC that based on the results of Parent's due diligence, the price at which Parent would be willing to negotiate the acquisition of the Company was $8.00 per Share.

    Further negotiations ensued between representatives of FSC and Mr. Rogers on the evening of September 12, 1995, including a discussion of the proposed structure of the acquisition. Mr. Rogers informed FSC on September 13, 1995 that he believed that the price Parent was willing to pay for the Shares could be increased and that Parent and Purchaser were interested in entering into a merger agreement with the Company providing for a cash tender offer for all of the outstanding Shares, a draft of which was provided to the Company, FSC and the Company's counsel. On the evening of September 13, 1995, Mr. Adair, representatives of FSC and counsel to the Company met with representatives of Parent and its counsel.

    Following further negotiations of the terms and conditions of the Merger Agreement provided by Parent to the Company, Parent submitted a final price of $9.05 net per share. Parent required as a condition to continuing negotiations of the terms of the Merger Agreement that the Selling Shareholders execute the Shareholders Agreement on the evening of September 14, 1995. The Shareholders Agreement was executed by such shareholders by such deadline.

    According to the Company and as set forth in the Schedule 14D-9 which accompanies this Offer to Purchase, on the evening of September 14, 1995, a special meeting of the Board was convened to consider Parent's acquisition proposal. The Board reviewed the terms of Parent's proposal in detail with counsel to the Company. After receiving a written opinion and oral presentation by FSC as to the fairness of the Offer Price and the Merger Consideration to the Company's shareholders, from a financial point of view, the Board unanimously determined that the Offer and the Merger, taken together, are fair to and in the best interests of the Company's shareholders, approved the execution and delivery of the definitive Merger Agreement, and agreed unanimously to recommend acceptance of the Offer to the Company's shareholders.

    11. PURPOSE OF THE OFFER AND THE MERGER AND PLANS FOR THE COMPANY; THE MERGER AGREEMENT, THE SHAREHOLDERS AGREEMENT AND THE EMPLOYMENT AGREEMENT.

PURPOSE OF THE OFFER AND THE MERGER

    The purpose of the Offer is to enable Parent, through Purchaser, to obtain control of the Company's Board and acquire the entire equity interest in the Company. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise. The Offer is intended to increase the likelihood that the Merger will be completed as promptly as practicable. Parent regards the acquisition of the Company as an attractive opportunity to acquire a significant and well-established roofing business.

PLANS FOR THE COMPANY

    Parent intends, after consummation of the Offer, for the selling, marketing and technical service efforts of the Company to remain in place and to promote the present major product lines of the Company to its customer base. Parent intends for major product lines to continue to be manufactured in the Company's plants to current specifications.

    Moreover, Parent intends to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist (which may include an assessment of industry trends and conditions, and general economic and market circumstances prevailing at the time). Parent reserves the right to take such actions or effect such changes as it deems advisable.

    Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure or business, the composition of its Board, management or personnel or in the capitalization or dividend policy of the Company.

THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS THEREOF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS EXHIBIT (C)(1) TO THE SCHEDULE 14D-1 FILED IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED, AND COPIES THEREOF MAY BE OBTAINED, FROM THE LOCATIONS SET FORTH IN SECTION 9 ABOVE.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the execution and delivery thereof. Without the prior written consent of the Company, Purchaser will not (and Parent has agreed not to cause Purchaser to) (i) decrease the Offer Price or modify the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change the conditions to the Offer, (iii) impose additional conditions to the Offer, (iv) extend the Expiration Date, except as required by law and except that Purchaser may extend the Expiration Date for not more than
(x) 180 calendar days from the date the Offer initially is commenced to comply with the requirements of the HSR Act (as described in Sections 14 and 15 in this Offer to Purchase) and (y) 90 calendar days from the date the Offer initially is commenced to satisfy any condition to the Offer set forth in Section 14 below other than as set forth in clause (x) above, or (v) amend any term of the Offer in any manner materially adverse to holders of Shares, provided that, irrespective of the foregoing, the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

    BOARD REPRESENTATION. The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares which represents at least two-thirds of the Shares outstanding (calculated on a fully diluted basis), and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon the request of Parent, promptly to satisfy the Board Percentage by increasing the size of the Board or using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and to cause Parent's designees promptly to be so elected. In this connection, Parent and Purchaser have agreed to supply the Company with any information with respect to either of them and their respective nominees, officers, directors and affiliates as may be required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, any extension for the performance or any waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement, provided that any such director remains in office.

    CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, Purchaser will be merged with and into the Company, and the Company will be the Surviving Corporation. In the Merger, each Share outstanding immediately prior to the Effective Time (excluding Shares owned directly or indirectly by the Company or any of its subsidiaries, or by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares (as defined below)) will be converted into the right to receive the Merger Consideration. Each of the shares of capital stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $.02 par value, of the Surviving Corporation, which thereupon will become a direct wholly owned subsidiary of Parent. In addition, at the Effective Time, each then outstanding option to purchase Shares under the Company's 1985 Stock Option Plan and the Company's 1994 Long-Term Incentive Plan, whether or not then exercisable, will, in settlement thereof, be converted into the right to receive for each Share underlying such option, an amount (subject to applicable withholding tax) in cash equal to the difference between the Offer Price and the per Share exercise price of such option (to the extent such difference results in a positive number); provided that with respect to any holder of an option who then is subject to the provisions of Section 16(a) of the Exchange Act, any such settlement amount will, upon the written request of such holder, be paid as soon as practicable after the first date payment lawfully can be made without liability being incurred by such holder under Section 16(b) of the Exchange Act. The Merger Agreement provides that the surrender of an option to the Company in exchange for the settlement amount described above will constitute the release by the option holder of all rights he or it then may have in respect of the option which, upon such surrender, will be cancelled. Prior to the Effective Time, the Company will use its commercially reasonable best efforts to obtain all necessary consents or releases from holders of options under the aforementioned option plans. The Merger Agreement further provides that, except as otherwise agreed to by the parties, all Company option plans will terminate at the Effective Time, and the Company will take all action necessary to ensure that from and after the Effective Time no participant will have any rights to acquire any equity securities (including Shares) of the Company, the Surviving Corporation or any subsidiaries thereof.

    Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such Shares in accordance with Section 5.12 of the TBCA (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead will be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 5.12, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Shares under such Section 5.12 thereupon will be deemed to have been converted into, at the Effective Time, the right to receive, without any interest thereon, the Merger Consideration.

    CLOSING; EFFECTIVENESS OF THE MERGER. Unless the Merger Agreement shall have been terminated and the transactions contemplated thereby (including the Offer and the Merger) shall have been abandoned, and subject to the satisfaction or waiver of the conditions to closing prescribed therein, the closing of the Merger will occur on the second business day after satisfaction of the conditions set forth in the Merger Agreement (or as soon as practicable thereafter following satisfaction or waiver of such conditions). The Merger will become effective upon the filing of Articles of Merger and the issuance of a certificate of merger by the Texas Secretary of State under the TBCA.

    SHAREHOLDER MEETING. The Merger Agreement provides that if required by applicable law, as soon as practicable following acceptance for payment and payment for Shares in the Offer, the Company will prepare requisite proxy solicitation materials and duly call a meeting (the "Special Meeting") of its shareholders for the purpose of approving the Merger Agreement and the transactions contemplated thereby. At the Special Meeting, Parent will cause all the Shares of the Company then owned by Parent and Purchaser and any of their respective subsidiaries or affiliates to be voted in favor of the Merger.

    If Purchaser acquires at least 90% of the outstanding Shares of the Company in the Offer, the Merger may be effected as soon as practicable following consummation of the Offer, without a meeting of the Company's shareholders in accordance with the provisions of the TBCA.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to organization, standing and power, capital structure, authority, no violations and consents and approvals, Commission documents, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans, opinion of financial advisor, vote required, intangible property, environmental matters, material contracts, related party transactions, no material changes, finder's fees, liens, and other matters.

    Parent and Purchaser also have made certain representations and warranties with respect to organization, standing and power, authority, no violations and consents and approvals, information supplied, and other matters.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or as consented to by Parent, the Company and its subsidiaries will conduct their businesses only in the regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact their business organizations and preserve their relationships with third parties with whom they have business dealings such that their goodwill and ongoing business will not be impaired in any material respect at the Effective Time.

    OTHER AGREEMENTS. The Company, Parent and Purchaser have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on each such party with respect to the Offer, the Merger and the transactions contemplated by the Shareholders Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity (as defined in the Merger Agreement)) and promptly to cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of the subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Shareholders Agreement; provided that Parent need not so comply if required by the Department of Justice or any other Governmental Entity to hold separate, sell or otherwise dispose of any subsidiary of Parent or the Company or assets or properties of any of the foregoing. Each of the Company, Parent and Purchaser will take, and will cause its subsidiaries to take, all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public authority or private third party, required to be obtained or made by the Company, Parent or any of their subsidiaries in connection with the Offer, the Merger, or the taking of any action contemplated thereby. Parent and the Company also have made certain agreements regarding access to information and holding in confidence information so furnished.

    The Merger Agreement also provides that for a period of six years after the Effective Time, Parent and the Surviving Corporation, as applicable, will indemnify, defend and hold harmless, each person who was an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties"), against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (not unreasonably to be withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby. Parent and the Surviving Corporation, as the case may be, have agreed to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by law.

    NO SOLICITATION. The Company has agreed that, from and after the date of the Merger Agreement until the termination thereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it permit or authorize any of its respective officers, directors, employees, representatives, agents or affiliates, to directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), nor take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Acquisition Proposal (as defined below), nor enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, nor to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, provided that the Board is not prohibited from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written, bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action, and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, or (ii) disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or from making such disclosures to the Company's shareholders which in the judgment of the Board, made in good faith after consultation with and based upon the advice of independent legal counsel, is required under applicable law. The term "Acquisition Proposal" means any of the following transactions (other than transactions among the Company, Parent and Purchaser contemplated in the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company and its subsidiaries outside of the ordinary course of business; (iii) any tender or exchange offer for the outstanding capital shares of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses; provided that, if the Company terminates the Merger Agreement under certain circumstances, the Company has agreed to pay Parent's fees and expenses (including counsel fees) incurred in connection with the transactions contemplated by the Merger Agreement (not in excess of $1,000,000) and, if within 12 months of such termination, the Company consummates or approves any Acquisition Proposal, the Company has agreed to pay Parent the sum of $1,500,000 upon the consummation of such transaction. See "The Merger Agreement--Termination" below.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the Shares entitled to vote thereon if such vote is required by applicable law, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (iii) no temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition or other order issued by a Governmental Entity preventing the consummation of the Merger shall be in effect.

    The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Purchaser: (i) prior to the Expiration Date, Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, upon consummation of the Offer, at least two-thirds of the outstanding Shares of the Company, provided that this condition shall be deemed satisfied if Purchaser fails to purchase the Shares in the Offer in violation of the terms thereof, (ii) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date, (iii) the Company shall have performed all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, (iv) all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and certain other third parties (specified in the Merger Agreement), as are necessary in connection with the transactions contemplated by the Merger Agreement, shall have been obtained.

    The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company: (i) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly relate to an earlier date) as of the Closing Date as though made on and as of the Closing Date and (ii) Parent and Purchaser shall have performed all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date.

    TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent by (a) mutual written consent of the Company and Parent, or mutual action of their respective boards of directors;
(b) either the Company or Parent, (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; provided that Parent and Company shall have used all commercially reasonable efforts to cause any such injunction or order to be vacated or lifted; (c) either the Company or Parent, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before March 31, 1996, unless the Offer has expired and Shares are not purchased pursuant thereto prior to March 31, 1996, in which event not earlier than 120 days from such expiration date; (d) the Company, if an Acquisition Proposal has been made and, in the good faith judgment of the Board, based upon the advice of counsel, the Board determines in good faith that as a result of such Acquisition Proposal termination is required under applicable law in the exercise of the Board's fiduciary duties; provided that if the Merger Agreement is terminated by reason of the foregoing circumstance, the Company will reimburse Parent and Purchaser for all their fees (including counsel fees) and expenses in connection with the transactions contemplated by the Merger Agreement (but not to exceed $1,000,000), plus all fees (including, without limitation, counsel fees) incurred by Parent and Purchaser in connection with enforcing their rights under the Merger Agreement and, if within 12 months next preceding such termination the Company thereafter consummates or approves any Acquisition Proposal, which is subsequently consummated, the Company will be required to pay to Parent the sum of $1,500,000 promptly upon consummation of such transaction; (e) the Company, if Purchaser has failed to commence the Offer within five business days next following the date of the initial public announcement of the Offer; (f) Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition to the Offer (set forth in Section 14 below); or (g) the Company, if the Offer shall have expired or has been withdrawn, abandoned or terminated without any Shares of the Company being purchased by Purchaser thereunder on or prior to the Expiration Date. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement forthwith will become void and there will be no liability or obligation on the part of Parent, Purchaser or the Company, except otherwise as provided in the Merger Agreement.

    AMENDMENT. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided that, after the Merger Agreement is approved by the Company's shareholders, no such amendment or modification may reduce the amount or change the form of consideration to be delivered to the shareholders of the Company. In addition, following the election or appointment of Parent's designees to the Board (if Purchaser acquires in the Offer at least two-thirds of the outstanding Shares (calculated on a fully diluted basis)) and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser, or waiver of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement and who voted to approve the Merger Agreement; provided such directors remain in office.

    TIMING. The precise timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

THE SHAREHOLDERS AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE SHAREHOLDERS AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS THEREOF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS EXHIBIT(C)(2) TO THE SCHEDULE 14D-1. THE SHAREHOLDERS AGREEMENT MAY BE EXAMINED, AND COPIES THEREOF MAY BE OBTAINED, FROM THE LOCATIONS SET FORTH IN SECTION 9 ABOVE.

    TENDER OF SHARES IN THE OFFER. On the evening of September 14, 1995, to induce Parent and Purchaser to continue negotiating the terms and conditions of the definitive Merger Agreement with a view toward the execution thereof, each of the Selling Shareholders (which includes FSC and certain directors and executive officers of the Company) entered into the Shareholders Agreement with Parent and Purchaser. Upon the terms and subject to the conditions thereof, the Selling Shareholders have agreed validly to tender and not to withdraw pursuant to and in accordance with the terms and subject to the conditions of the Offer, the respective number of Shares owned beneficially by them (1,835,811 Shares in the aggregate, representing approximately 60% of the outstanding Shares). Each Selling Shareholder further has agreed that the transfer to Purchaser in the Offer of his or its Shares will pass to and unconditionally vest in Purchaser good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and other encumbrances.

    SHARE OPTION. Each of the Selling Shareholders has granted to Parent an irrevocable option (each a "Share Option", and collectively, the "Share Options") to purchase his or its Shares (the "Option Shares"), at a purchase price per Share equal to the Offer Price if (i) all waiting periods under the HSR Act required for the purchase of the Option Shares shall have expired or been waived and (ii) there shall not be in effect any preliminary or final injunction or other order of any court or public or governmental authority prohibiting such purchase. The right of Parent or Purchaser to exercise the Share Options will expire on the Termination Date. In the event that Parent elects to exercise the Share Options, Parent must send a written notice (the "Notice") to the Selling Shareholders identifying the place and date (not less than two nor more than 20 business days from the date of the Notice) for the closing of such purchase. Pursuant to the Shareholders Agreement, the Share Options are exercisable in whole, but not in part.

    In addition, the Selling Shareholders and Parent have agreed that if Parent exercises the Share Options pursuant to the Shareholders Agreement, Parent, within 30 calendar days after the date of such exercise, will be obligated to offer to all other shareholders of the Company an opportunity to sell their Shares to Parent upon the equivalent terms and conditions provided with respect to exercise of the Share Options.

    VOTING. Each Selling Shareholder has agreed that during the period commencing on September 14, 1995 and continuing until the Termination Date, at any meeting of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, such Selling Shareholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement, and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger

Agreement or the Shareholders Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company of its subsidiaries; (C)(1) any change in a majority of the persons who constitute the Board of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses C(1), (2), or (3) above, is intended, or reasonably could be expected, to impede, interfere with, delay or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Shareholders Agreement. The Selling Shareholders further have agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with, or violative of, the provisions and agreements described above.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. The Selling Shareholders have made certain customary representations, warranties and covenants, including with respect to (i) their ownership of the Shares, (ii) their authority to enter into and perform their obligations under the Shareholders Agreement, (iii) noncontravention, (iv) the receipt of requisite governmental consents and approvals, (v) the absence of liens and encumbrances on and in respect of their Shares, (vi) restrictions on the transfer of their Shares, (vii) the solicitation of Acquisition Proposals, and (viii) the waiver of their appraisal rights.

    Parent has agreed to indemnify, defend and hold harmless each Selling Shareholder against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not unreasonably be withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person entered into the Shareholders Agreement, other than as a result of, or relating to, any claim asserted by a Selling Shareholder. In this connection, Parent has agreed to pay to the foregoing indemnified parties expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law. Such indemnification will terminate and no longer be effective upon notification from Parent delivered to the Selling Shareholders that the Share Options have terminated.

    Danny J. Adair, the Company's President and Chief Executive Officer (and holder of approximately 27% of the outstanding Shares) has (i) acknowledged in the Shareholders Agreement that pursuant to a certain Debt Restructuring and Non-Competition Agreement dated as of September 28, 1990, as amended, the Company holds the executive's secured promissory note (the "Note") in the principal amount of $2,803,000 (together with all accrued and unpaid interest thereon, the "Loan Amount") and (ii) agreed that any amount to be paid to him in the Offer or pursuant to the Shareholders Agreement in respect of his Shares shall be net of the Loan Amount and that the Loan Amount shall instead be paid to the Company in full satisfaction of his obligations under the Note.

    TERMINATION. Other than as provided therein, the Shareholders Agreement will terminate by its terms on the Termination Date.

EMPLOYMENT AGREEMENT

    In connection with the Merger Agreement, the Company entered into a three-year agreement (the "Employment Agreement") with Danny J. Adair, its President and Chief Executive Officer which will become effective upon the earlier to occur of (i) consummation of the Offer and (ii) the Effective Time.

If the Merger Agreement terminates in accordance with its terms and the Offer is not consummated, the Employment Agreement will terminate without liability of either party. Pursuant to the Employment Agreement, the Company has the right to terminate the executive's employment at any time, with or without cause, upon six months' prior written notice. In addition, the Company may terminate the executive's employment upon his Disability or for Cause (as such terms are defined in the Employment Agreement).

    The Employment Agreement provides for the executive to receive base compensation in an amount not less than his current base compensation per annum, together with a discretionary bonus determined by the Board. In addition, the executive has agreed that for a period of three years from the termination of his employment, he will not, directly or indirectly, engage in or become associated with any entity (or any affiliate thereof) engaged in the manufacture, distribution, marketing or sale of roofing or re-roofing products.

    Prior to the Effective Time, the Employment Agreement cannot be amended without the Purchaser's prior written consent, and consummation of the Offer is conditioned upon the Employment Agreement being in full force and effect on the date of the Offer. See Section 14.

STATUTORY REQUIREMENTS

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 5.12 of the TBCA to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 5.12 of the TBCA fails to perfect, or effectively withdraws or loses his or its right to appraisal, as provided in the TBCA, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A shareholder may withdraw his or its demand for appraisal by delivery to Parent of a written withdrawal of such demand for appraisal and acceptance of the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHT REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 5.12 OF THE TBCA.

    "GOING PRIVATE" TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Generally, Rule 13e-3 governs transactions by an issuer and its affiliates which either have a reasonable likelihood of causing or are designed to cause (i) a class of equity securities subject to section 12(g) or 15(d) of the Exchange Act to be held of record by less than 300 persons or (ii) any class of equity securities to cease either to be listed on a national securities exchange or authorized for quotation in an inter-dealer quotation system of a registered national securities association. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is equal to or greater than the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial and other information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

    12. SOURCE AND AMOUNT OF FUNDS. The aggregate amount of funds required by Parent and Purchaser to consummate the Offer and the Merger, and to pay all fees and expenses associated therewith, will aggregate approximately $28,500,000. Such amount will be funded from Parent's internal resources, including available cash on hand.

    13. DIVIDENDS AND DISTRIBUTIONS. If, on or after the date of the Merger Agreement, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of issued and outstanding Shares, (iii) issues or sells additional Shares (except Shares issuable upon the exercise of options outstanding on the date of the Merger Agreement) or shares of any other class or series (whether or not voting securities) or any securities convertible into or exchangeable or exercisable for any of the foregoing ("Derivative Securities"), or (iv) discloses that it has taken such action, then, without prejudice to Parent's rights under Section 14, and subject to the terms of the Merger Agreement, Purchaser, in its sole discretion, may adjust the Offer Price and the Merger Consideration to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased in the Offer.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend or make distributions of securities or other property in respect of the Shares (including the issuance of any Derivative Securities), payable or distributable to shareholders of record on a date after the date of this Offer to Purchase and prior to the transfer to Purchaser of the Shares purchased pursuant to the Offer (or to Purchaser's nominee or transferee on the Company's share transfer records), then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Purchaser and will be required to be remitted and transferred promptly by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate transfer documentation, or (ii) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise promptly will be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of the remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    14. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or to return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered and, subject to the terms of the Merger Agreement, may amend or terminate the Offer if, before acceptance for payment of such Shares (whether or not any Shares theretofore have been purchased or paid for) (i) there have not been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which constitutes at least two-thirds of the Shares outstanding, calculated on a fully diluted basis on the date of purchase ("on a fully diluted basis" having the meaning, as of any date: the number of Shares outstanding, together with Shares the Company then is required to issue pursuant to obligations outstanding at that date under employee share option or other benefit plans or otherwise); (ii) all material regulatory and related approvals have not been obtained or made on terms reasonably satisfactory to Purchaser and the Company shall not have obtained consents to all material contracts specified as such in the Merger Agreement on terms reasonably satisfactory to Purchaser;
(iii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the Expiration Date; or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur:

        (A) any governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have used all commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

        (B) any action, suit or proceeding before any court or any Governmental Entity shall be pending, or shall have been threatened, seeking to restrain, prevent, enjoin or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions or seeking damages in connection with such transactions;

        (C) the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects as of the date of consummation of the Offer as though made on and as of such date;

        (D) the Company shall not have performed or complied in all material respects with its material obligations under the Merger Agreement to be performed or complied with by it;

        (E) the Merger Agreement shall have been terminated in accordance with its terms;

        (F) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company shall exist and the Board shall have withdrawn or materially modified or changed (including by amendment of Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger;

        (G) it shall have been publicly disclosed or Purchaser otherwise shall have learned that, except as contemplated by the Shareholders Agreement, any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, its affiliates or any group of which any of them is a member, or any Selling Shareholder, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 under the Exchange Act) of more than 7% of any class or series of capital shares of the Company (including the Shares) (or in the case of any holder of Shares identified in the Company's most recent proxy statement who is not a party to the Shareholders Agreement ("Other Shareholder"), such Other Shareholder shall have increased its holding of Shares by more than 1% of the outstanding Shares), through the acquisition of Shares, the formation of a group or otherwise, or shall have been granted an option, right or warrant (conditional or otherwise), to acquire beneficial ownership of more than 7% of any class or series of capital shares of the Company (including the Shares) (or in the case of an Other Shareholder, such Other Shareholder shall have been granted an Option to acquire an additional 1% of the outstanding Shares) or any person or group shall have entered into a definitive agreement or agreement-in-principle with the Company with respect to a merger, consolidation or other business combination with the Company;

        (H) the Company shall not have terminated its coal tar operations on terms satisfactory to Parent;

        (I) the Employment Agreement between the Company and Danny J. Adair, dated the date of the Merger Agreement, shall have been terminated and shall not be in full force and effect; or

        (J) the Company shall not own or have the right under the lease currently in effect with Armco Inc. to acquire the warehouse located in Greenport Industrial Park, Houston, Texas;

which, in the judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described herein shall be final and binding.

    15. CERTAIN LEGAL MATTERS. Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might adversely be affected by Purchaser's acquisition of Shares as contemplated herein or of any approval of other action by any public or governmental authority that would be required for acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While (except as otherwise expressly described in this Section 15) Purchaser presently does not intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state, as a matter of corporate law and, in particular, those laws concerning corporate governance, may constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

    Based on information supplied by the Company, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger and, therefore, neither Purchaser nor Parent currently has complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares in the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the staff of the Antitrust Division or the FTC or unless early termination of the waiting period is granted. On September 20, 1995, Parent filed such report form and, therefore, such waiting period will expire at 11:59 p.m. on October 5, 1995. If, within the initial 15-day waiting period, either the staff of the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the 10th calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if either the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Moreover, the Merger Agreement provides that the Offer may be extended for an aggregate period of not more than 180 calendar days from the date the Offer initially is commenced to comply with the requirements of the HSR Act.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. State antitrust authorities and private parties also may commence legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    TEXAS LAW REQUIREMENTS. Under Texas law, the affirmative vote of holders of at least two-thirds of the outstanding Shares entitled to vote, including any Shares owned by Purchaser, would be required to adopt the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Condition were satisfied), it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company. Texas law also provides that if a parent company owns at least 90% of each class of shares of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer, the Shareholders Agreement or otherwise, Purchaser acquires at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without approval of any other shareholder of the Company.

    16. FEES AND EXPENSES. Kissel-Blake Inc. has been engaged by Parent as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview, and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Customary compensation will be paid for all such services, together with reimbursement of reasonable out-of-pocket expenses. Parent has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, The Bank of New York has been engaged as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its capacity as such. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, Parent will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other shareholder nominees, upon request, will be reimbursed by Parent for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Parent may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    Parent has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, containing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the manner described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF PROVIDED OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE, NOR ANY PURCHASE OF SHARES MADE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

                                                         USI ACQUISITION COMPANY

SEPTEMBER 21, 1995

                                                                      SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND GAF

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. The business address of each such person is 818 Washington Street, Wilmington, Delaware 19801, and such person is a United States citizen.

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT AND FIVE-YEAR
    NAME                                EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------------------------
Samuel J. Heyman......................  Mr. Heyman has been a director and Chairman and
                                        Chief Executive Officer of Parent since August 1988
                                        and of GAF, G Industries and certain of its
                                        subsidiaries since April 1989, prior to which he
                                        held the same position with the predecessor to GAF
                                        (the "Predecessor Company") from December 1983 to
                                        April 1989. Mr. Heyman has been Chairman and Chief
                                        Executive Officer of ISP and has been a director
                                        and Chairman of BMCA and Purchaser since their
                                        respective dates of organization. He is also the
                                        Chief Executive Officer, Manager and General
                                        Partner of a number of closely held real estate
                                        development companies and partnerships whose
                                        investments include commercial real estate and a
                                        portfolio of publicly traded securities.

Carl R. Eckardt.......................  Mr. Eckardt has been a director and Executive Vice
                                        President of GAF since April 1989 and held the same
                                        positions with the Predecessor Company from January
                                        1987 to April 1989. He has been President and Chief
                                        Operating Officer of ISP since January 3, 1994 and
                                        was Executive Vice President-Corporate Development
                                        of ISP from its formation to January 2, 1994. Mr.
                                        Eckardt has been Executive Vice President of Parent
                                        since March 1993. Mr. Eckardt was President of GCC
                                        and the Predecessor Company's chemicals division
                                        from 1985 to 1987. Mr. Eckardt was Senior Vice
                                        President-Worldwide Chemicals and Senior Vice
                                        President-International Chemicals of the
                                        Predecessor Company from 1982 to 1985 and 1981 to
                                        1982, respectively. Mr. Eckardt joined the
                                        Predecessor Company in 1974.

Mark A. Buckstein.....................  Mr. Buckstein has been a director, Executive Vice
                                        President, General Counsel and Secretary of Parent,
                                        GAF, G Industries and certain of its subsidiaries,
                                        including ISP, since August 1, 1993, and has been a
                                        director and Executive Vice President and Secretary
                                        of BMCA and Purchaser since their respective dates
                                        of formation. From July 1992 to April 1993, he was
                                        Executive Vice President of the American
                                        Arbitration Association. From February

                                        1986 to June 1992, he was a director, Senior Vice
                                        President, External Affairs and General Counsel of
                                        Trans World Airlines, Inc.

James P. Rogers.......................  Mr. Rogers has been Senior Vice President and Chief
                                        Financial Officer of Parent, GAF and certain of its
                                        subsidiaries and Senior Vice President-Finance of
                                        ISP since November 1, 1993, and a director and
                                        Senior Vice President of BMCA and Purchaser since
                                        their respective dates of formation. Mr. Rogers has
                                        served as Treasurer of Parent, GAF and certain of
                                        its subsidiaries since March 1992, was Vice
                                        President-Finance of such corporations from March
                                        1992 to October 31, 1993 and was Treasurer of ISP
                                        from March 1992 through December 1994 and has
                                        served as such since September 1995. From August
                                        1987 to March 1992, Mr. Rogers was Treasurer of
                                        Amphenol Corporation, a manufacturer of electronic
                                        connectors.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, present principal occupation or employment, and material occupations, positions, officers or employment for the past five years of each director and executive officer of Purchaser, other than Messrs. Heyman, Buckstein and Rogers who are executive officers of Parent. The business address of each such person is 1361 Alps Road, Wayne, New Jersey 07470, and such person is a United States citizen.

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT AND FIVE-YEAR
    NAME                                EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------------------------
John M. Sergey........................  Mr. Sergey has been a director and Executive Vice
                                        President of GAF and a director of GAF Building
                                        Materials Corporation ("GAFBMC") since April 1989.
                                        He was President of GAFBMC from April 1989 to May
                                        1994 and has been Executive Vice President of
                                        GAFBMC since May 1994. He has been a director,
                                        Chief Executive Officer and President of BMCA and
                                        Purchaser since their respective dates of
                                        formation. From 1978 to 1989 he served in various
                                        management positions with Avery Dennison
                                        Corporation, a company engaged in the manufacture
                                        and conversion of pressure sensitive adhesive prod-
                                        ucts, including Group Vice President of the
                                        Materials Group from 1987 to 1989 and Group Vice
                                        President of the Soabar Group from 1984 to 1987.

Sunil Kumar...........................  Mr. Kumar has been President-Commercial Roofing
                                        Products Division of BMCA and Vice President of
                                        BMCA since February 1995, and a director of BMCA
                                        since May 1995, and has held the same positions
                                        with the Purchaser since its formation. From 1992
                                        to February 1995, he was Executive Vice President
                                        of Bridgestone/Firestone Inc., a retail distributor
                                        and manufacturer of tires and a provider of
                                        automobile services. From

                                        1982 to 1990, Mr. Kumar was President of Firestone
                                        Building Products Company, and from 1990 to 1992 he
                                        was Vice President of Bridgestone/Firestone.

Leonard S. Goodman....................  Mr. Goodman has been Vice President-Finance and
                                        Chief Financial Officer of BMCA and the Purchaser
                                        since their respective dates of formation and held
                                        the position of Vice President-Finance with GAFBMC
                                        from August 1989 to May 1994. He was a director of
                                        GAFBMC from January 1991 to May 1994. From 1988 to
                                        1989 he was Managing Director of Leonard S. Good-
                                        man Associates, a financial management consulting
                                        firm. From 1976 to 1988 he held senior financial
                                        management positions at General Foods Corporation,
                                        including Director of Financial Planning and
                                        Analysis-U.S. Grocery Business, from 1985 to 1988.

Richard A. Weinberg...................  Mr. Weinberg has been Vice President and General
                                        Counsel of BMCA since September 1994 and of Pur-
                                        chaser since its formation, was Vice President-Law
                                        of BMCA from May 1994 to September 1994 and was
                                        Vice President-Law of GAFBMC from April 1993 to May
                                        1994. Mr. Weinberg was employed by Reliance Group
                                        Holdings Inc., a diversified insurance holding
                                        company, as Staff Counsel from October 1987 to
                                        January 1990 and as Assistant Vice President and
                                        Corporate Counsel from January 1990 to April 1993.

C. DIRECTORS AND EXECUTIVE OFFICERS OF GAF

    The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of GAF, other than Messrs. Heyman, Eckardt, Buckstein and Rogers who are also executive officers of Parent and Mr. Sergey who is also an executive officer of Purchaser. The business address of each such person is 1361 Alps Road, Wayne, New Jersey 07470, and such person is a United States citizen.

                                        PRESENT PRINCIPAL OCCUPATION
                                        OR EMPLOYMENT AND FIVE-YEAR
    NAME                                EMPLOYMENT HISTORY
--------------------------------------  ---------------------------------------------------
Ronnie F. Heyman......................  Mrs. Heyman is a director of GAF.

James J. Strupp.......................  Mr. Strupp has been Senior Vice President-Human
                                        Resources of GAF since August 1991 and of ISP since
                                        May 1991. From 1987 to May 1991, he was Executive
                                        Vice President and Partner of Bastion Industries.
                                        Mr. Strupp was Vice President-Human Resources of
                                        the Predecessor Company from 1984 to 1987.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of U.S. Intec, Inc. or his or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK


            BY MAIL:                  FACSIMILE TRANSMISSION:        BY HAND OR OVERNIGHT COURIER:
                                  (for Eligible Institutions Only)
 Tender and Exchange Department                                       Tender & Exchange Department
         P.O. Box 11248                    (212) 815-6213                  101 Barclay Street
     Church Street Station                                             Receive and Deliver Window
    New York, NY 10286-1248          FOR INFORMATION TELEPHONE:         New York, New York 10286
                                           (800) 507-9357

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the expense of Purchaser. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               KISSEL-BLAKE INC.

                          110 Wall Street, 21st floor
                            New York, New York 10005
                         Call Toll-Free (800) 554-7733
                 Brokers and Banks, please call (212) 344-6733
<